FOR IMMEDIATE RELEASE
IES Holdings Promotes Matthew Simmes to President and Chief Operating Officer

HOUSTON — December 7, 2023 — IES Holdings, Inc. (or “IES” or the “Company”) (NASDAQ: IESC) today announced the promotion of Matthew Simmes to the position of President and Chief Operating Officer of the Company. Mr. Simmes, who was appointed as Chief Operating Officer of IES in December 2021, will continue to manage the operations of all four of the Company’s operating segments, reporting directly to Jeff Gendell, the Company's Chairman and Chief Executive Officer. Mr. Simmes has spent 30 years at IES in a variety of increasingly senior roles and, prior to being named Chief Operating Officer, served as President of the Company’s Communications segment from 2017 to 2021.

“Matt’s promotion reflects his leadership, vision and contributions to IES during a critical period in the Company’s evolution,” said Mr. Gendell. “In particular, he has been the driving force behind the successful reorganization of our Residential segment as well as the implementation of the operating and process improvements that have enhanced performance throughout our businesses. Matt’s success in overseeing day-to-day operations has enabled me to spend more time focused on the strategic issues that are critical to the Company’s ability to achieve its long-term goals. I look forward to our continued partnership in delivering excellence to our customers while growing the IES platform.”

Mr. Simmes added, “I am humbled by the continued faith and confidence that Jeff and the Board of Directors have demonstrated in my ability to help lead the Company in these exciting times. I am extremely proud of the accomplishments of the entire team in driving growth and improving operating results while providing the highest level of service to our customers. More importantly, I believe there is much more we can accomplish together, and I am excited by the opportunities in front of us.”

About IES Holdings, Inc.
IES designs and installs integrated electrical and technology systems and provides infrastructure products and services to a variety of end markets, including data centers, residential housing, and commercial and industrial facilities. Our more than 8,000 employees serve clients in the United States. For more information about IES, please visit www.ies-co.com.

Company Contact:
Jeff Gendell
Chairman and Chief Executive Officer
IES Holdings, Inc.
(713) 860-1500

Investor Relations Contact:
Robert Winters or Stephen Poe
Alpha IR Group
312-445-2870
IESC@alpha-ir.com